Exhibit 99(b)



FOR IMMEDIATE RELEASE - October 12, 2000

CONTACT:       Linda A. Pleiman
               Director - Investor Relations & Corporate
Communications
               lpleiman@nsgrouponline.com


        NS GROUP COMPLETES SALE OF IMPERIAL ADHESIVES


(Newport, Kentucky - October 12, 2000) Newport, Kentucky based NS Group announced today that it has completed the sale of its wholly-owned subsidiary, Imperial Adhesives, Inc. to Sovereign Specialty Chemicals, Inc. The transaction price was for cash of $26.75 million.

Mr. Rene J. Robichaud, President and CEO of NS Group, Inc., stated, "This is a real win-win situation for NS Group and Imperial. It is a good deal for NS Group shareholders and we're very happy to place Imperial in a sound growth environment with Sovereign. We intend to begin the process of paying down approximately $25 million of our outstanding $74.7 million 13 1/2% senior secured notes, which will result in over $3.3 million in annual interest expense savings."

Imperial Adhesives was purchased by NS Group in 1985 and represented approximately 10 percent of its net sales.

NS Group is a leading producer of tubular products serving the energy industry and certain industrial markets. The company manufactures seamless and welded tubular steel products which are used in the drilling and transmission of oil and natural gas. NS Group's industrial products include special bar quality (SBQ) products used in critical weight bearing applications. Log on to www.nsgrouponline.com to learn more about NS Group.

Sovereign Specialty Chemicals, Inc. is a leading developer, marketer and distributor of high-performance specialty adhesives, sealants and coatings utilized in a variety of industrial and commercial applications. Headquartered in Chicago, Sovereign was founded by Robert Covalt and a group of private investors in 1996. Sovereign has grown organically and through acquisitions, becoming one of the premier companies in its field.